Exhibit 99.1

South Shore Resources Inc. Listed on Frankfurt Stock Exchange

Providenciales,Turks & Caicos - May 02, 2007 - South Shore Resources Inc. (OTCBB: SSHO) announces today that in preparation of an international presence, and the introduction of South Shore’s oil refining technology to the European market, the company has listed on the Frankfurt Stock Exchange under the symbol SXB.

South Shore President Richard Wachter explains: “This is a move we have taken after significant review and analysis. This cross-border listing will raise our corporate profile in markets where we will continue to build our business relationships. It’s only natural that our stock should be available to a more international shareholder base.”

About South Shore Resources Inc.:

South Shore Resources Inc. is a company focused on the marketing of an innovative membrane separation technology for the refining of heavy crude oil into light sweet crude oil.

South Shore Resources Inc. is also involved in exploring avenues of distribution for its Trivia Bingo assets and for the taped productions of the TV TriviaBingo game shows. The Internet/television game and show combines the skill-testing question aspect of trivia with the excitement and popularity of Bingo.

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. These forward-looking statements involve known and unknown risks, uncertainties and other facts that could cause the actual future results of the Company to be materially different from such forward looking statements. These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update or revise the information contained in any such forward-looking statements, whether as a result of new information, future events or otherwise.

For further information please contact South Shore Resources Inc. at (416) 281-3335 or visit the company's Website at: www.crude2sweet.com.